February 20, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Band Rep Management Inc. on Form S-1/A of our audit report, dated August 1, 2012 relating to the accompanying balance sheet as of May 31, 2012 and the related statement of operations, stockholders’ equity, and cash flow from inception (May 4, 2012) through May 31, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A and this Prospectus.

/s/ De Joya Griffith, LLC

Henderson, NV

February 20, 2013

De Joya Griffith, LLC ● 2580 Anthem Village Dr. ● Henderson, NV ● 89052

Telephone (702) 563-1600 ● Facsimile (702) 920-8049

www.dejoyagriffith.com